Exhibit 10.2

Execution Copy

MASTER DIGITAL CURRENCY LOAN AGREEMENT

This Amended and Restated Master Digital Currency Loan Agreement (“Agreement”) is made on April 27, 2023 (“Effective Date”) by and between Gemini Space Station, LLC (“Borrower”), a limited liability company organized and existing under the laws of the state of Delaware, with its principal place of business at 315 Park Avenue South, 16th Fl, New York, NY 10010, and Galaxy Digital LLC (“Galaxy” or “Lender”) a limited liability company organized and existing under the laws of the state of Delaware, with its principal place of business at 300 Vesey Street, 13th Floor, New York, N.Y. 10282. This Agreement hereby amends, restates and supersedes the terms of the Master Digital Currency Loan Agreement previously entered into by the parties on March 1, 2023, and the terms of this Agreement shall be deemed to apply to all existing and prospective Loan Term Sheets entered into between Borrower and Lender.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender lends Digital Currency and/or Dollars to Borrower and Borrower will return such Digital Currency and/or Dollars, as set forth herein, to Lender upon the termination of the Loan.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.              Definitions

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a Digital Currency. For the purposes of this Agreement, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time. A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution.

“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person;

“Authorized Agent for Borrower” means any agent or agents authorized by Borrower to deliver Lending Requests in accordance with the terms of the Agreement, as identified in Exhibit A.

“Bank Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

“Borrow Fee” means the fee paid by Borrower to the Lender for the Loan.

“Borrow Amount” means the amount of any Borrowed Asset borrowed pursuant to this Agreement, as agreed upon by Borrower and Lender.

“Borrowed Asset” means the Digital Currency or Dollars to be borrowed pursuant to this Agreement, as agreed upon by Borrower and Lender.

“Business Day” means [***].

“Callable Option” means the Borrower and Lender each have the option to redeliver or recall an Open Deal Loan (as defined below) at any time during the term of the deal.

“Cash Collateral” means Dollars that have been deposited as Collateral.

“Collateral” means an amount of Dollars or Digital Currency used to secure a Loan, as determined and agreed upon by Borrower and Lender. With respect to Digital Currency, the Collateral shall include all controllable electronic records or transferable records, whether now owned or hereafter acquired, consisting of, arising under, or related to such cryptocurrency, and all of Borrower’s right, title and interest in any general intangibles relating to, arising under or consisting of such Digital Currency and all proceeds of the foregoing.

“Confirmation Protocol” means the requirement that the Transfer of a Digital Currency may not be deemed settled and completed until (i) the transaction has been recorded in a block and a certain number of subsequent blocks have been added to the applicable blockchain using the Coinbase, Inc. protocol or, if not listed on Coinbase, then any other protocol deployed by one of the top 5 exchanges as listed on CoinMarketCap, as chosen by Lender in its reasonable discretion; or (ii) the transaction has met a different protocol for a specific Digital Currency, which may be agreed upon by the parties and added hereto as an additional exhibit to this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Transfer of a Digital Currency will only be deemed settled and completed if the relevant transaction(s) is included in the current longest chain of the applicable blockchain.

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), or Litecoin (LTC), any Resulting Currency and any additional digital currency that the Borrower and Lender agree upon in writing.

“Digital Currency Address” means an identifier of alphanumeric characters that represents a possible destination for a Transfer of Digital Currency.

“Dollars” and “$” mean lawful money of the United States of America.

“Fees” mean the Borrow Fee and the Late Fee.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hard Fork” means a software update implemented by a blockchain or cryptocurrency’s network nodes that is incompatible with the existing blockchain protocol, causing a permanent split into two separate networks that run in parallel.

“Late Fee” means an additional fee charged to Borrower due to a failure by Borrower to return any Borrowed Asset following a Maturity Date or Recall Delivery Date.

“Lending Request” means a request to Lender from Borrower for a Borrowed Asset, pursuant to the terms of this Agreement and the relevant Loan Term Sheet, attached as Exhibit B hereto.

“Lien” means any security interests, liens, mortgages, hypothecations, pledges, claims (pending or threatened), rights of first refusal, charges, escrows, encumbrances or similar rights.

“Liquidity Exchanges” means the top three (3) exchanges by volume reporting prices for a borrowed or posted Digital Currency, determined in a commercially reasonable manner, at Lender’s sole discretion.

“Loan” means a loan of a Borrowed Asset, made pursuant to and subject to this Agreement.

“Loan Documents” shall mean this Agreement, all Lending Requests and all exhibits and schedules hereto.

“Loan Effective Date” means the date upon which a Loan begins.

“Loan Term Sheet” means the Loan Term Sheet form attached hereto as Exhibit B, which form shall be utilized to memorialize the specific and final terms of any Loan pursuant to this Agreement. In the event of any conflict of terms between this Agreement and the terms applicable within a Loan Term Sheet, the terms in the relevant Loan Term Sheet shall govern.

“Loan Type” means either an Open Deal Loan or a Term Deal Loan, as indicated in the relevant Loan Term Sheet.

“Margin Call Notice” means a notice sent by Lender to Borrower pursuant to the Margin Call section in this Agreement.

“Margin Refund Notice” means a notice sent by Borrower to Lender pursuant to the Margin Refund section in this Agreement.

“Market Disruption Event” means any event, circumstance, occurrence or condition that is beyond a party’s control that restricts such party from performing its obligations under this Agreement in the normal course by exercising commercially reasonable efforts, including but not limited to, for example, 51% attacks in which any Liquidity Exchange limits transfers, mining of empty blocks, no blocks are produced at all, or where a Liquidity Exchange is censored by miners.

“Maturity Date” means the date upon which a Loan is terminated.

“Net Asset Value” means an entity’s gross assets, minus such entity's liabilities, in each case as determined in accordance with generally accepted accounting principles in the United States; provided that, for purposes of calculating the Net Asset Value, the value of digital assets shall be the fair market value of such assets.

“Open Deal” means a Loan without a Maturity Date where Borrower may redeliver the Digital Currency and/or Dollars, and Lender may recall the Borrowed Asset, at any time, subject to this Agreement.

“Recall Amount” shall mean the portion of a Borrowed Asset subject to recall pursuant to a Callable Option, as further described in the Callable Option section of this Agreement.

“Recall Delivery Date” shall mean the second (2nd) Business Day from the Recall Request Date (as such term is defined below) unless otherwise agreed to and defined in the relevant Loan Term Sheet.

“Recall Grace Period” shall have the meaning set forth in the “General Operation” section of this Agreement.

“Recall Request Date” shall be as defined in the Callable Option section of this Agreement.

“Redelivery Grace Period” shall have the meaning set forth in the “General Operation” section of this Agreement.

“Resulting Currency” means a Digital Currency issued as a result of a Hard Fork.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in the “Term and Termination” section of this Agreement.

“Term Deal” means a Loan with a pre-determined Maturity Date, where Lender has no right to demand a return of the Borrowed Asset prior to such Maturity Date.

“Transfer” shall mean, as applicable, the delivery of the Borrowed Asset, as applicable, by Lender or Borrower hereunder.

II.            General Operation.

(a) Loans of Digital Currency and/or Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request that the Lender extend a Loan to Borrower of a Borrowed Asset (as defined above, a specified amount of Digital Currency and/or Dollars), and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan.

(b) Loan Procedure

From time to time during the Term of this Agreement, on a Business Day (the “Request Day”) an Authorized Agent of Borrower may by email, directed to the Lender email address identified for such requests in Exhibit A, make a Lending Request for a Borrowed Asset. Lender shall by email, directed to an Authorized Agent identified in Exhibit A, inform Borrower whether Lender agrees to make such a Loan by 5:00 pm New York time on the day of receiving a Lending Request. If Borrower does not receive an email informing it of Lender’s agreement within such period, Borrower’s Lending Request is withdrawn.

As part of its Lending Request, Borrower shall provide the following information:

a)             The type of Borrowed Asset requested;

b)            the amount of Borrowed Asset requested;

c)             whether the Loan is a Term Deal or an Open Deal;

d)            the Loan Effective Date;

e)             the Maturity Date (if a Term Deal);

f)             the Collateral; and

g)            other applicable information on the Loan Term Sheet

If Lender agrees to make a Loan, Lender shall transmit to either (x) Borrower’s Digital Currency Address the amount of Digital Currency, or (y) Borrower’s bank account by bank wire the amount of Dollars, as applicable, as such Digital Currency Address or bank wire instruction is set forth in the Lending Request, on the Loan Effective Date.

The specific and final terms of a Loan shall be memorialized using the Loan Term Sheet. In the event of a conflict of terms between this Agreement and a Loan Term Sheet, the terms in the Loan Term Sheet shall govern.

(c) Callable Option

Applicable to Open Deals, Lender may at any time from 9:00 am until 5:00 pm New York time on a Business Day (the “Recall Request Date”) exercise the Callable Option and recall all or any portion of a Borrowed Asset loaned to Borrower (the “Recall Amount”). Borrower will then have until 5:00 pm New York time on the Recall Delivery Date to deliver the Recall Amount to Lender. In the event a Market Disruption Event is in effect on any Recall Delivery Date for a Borrowed Asset consisting of Digital Currency, the Recall Delivery Date will be extended to the earlier of (x) fifteen (15) Business Days or (y) until the Market Disruption Event is no longer in effect (the “Recall Grace Period”). If a Market Disruption Event is still in effect at the end of such fifteen (15) Business Day period, Borrower shall immediately transfer available funds in an amount of Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) Business Days including and prior to the Market Disruption Event (the “Market Disruption Spot Rate”).

Applicable to Open Deals, Borrower may at any time from 9:00 am until 5:00 pm New York time on a Business Day (the “Redelivery Day”) exercise the Callable Option and return all or any portion of any Borrowed Asset to Lender.

(d) Termination of Loan

Loans will terminate:

a)	If a Term Deal, upon redelivery by Borrower of the Borrowed Asset at the Maturity Date;

b)	If a Term Deal, prior to the Maturity Date, upon redelivery by Borrower of the Borrowed Asset; and

c)	If an Open Deal, upon redelivery by Borrower of the Borrowed Asset once the Borrower or Lender exercises the Callable Option.

(e) Redelivery of Borrowed Assets

Upon termination of a Loan according to this Agreement, the Borrower shall redeliver the Borrowed Asset on or before 5:00 pm New York time of the applicable Business Day (i.e., the Maturity Date, the Recall Delivery Date, or the Redelivery Date). In the event a Market Disruption Event is in effect on such Business Day, the Maturity Date or Recall Delivery Date (as the case may be) will be extended to the earlier of (x) fifteen (15) Business Days or (y) until the Market Disruption Event is no longer in effect (the “Redelivery Grace Period”). If a Market Disruption Event is still in effect at the end of such Redelivery Grace Period, Borrower shall repay at such time an amount in Dollars equal to the Market Disruption Spot Rate.

(f) Redelivery of Digital Currency in an Illiquid Market

If (x) the market in the borrowed Digital Currency is Illiquid (as defined below) as of the Maturity Date or the Recall Delivery Date (as the case may be), and (y) Galaxy determines that it has become commercially infeasible for Borrower to return the Digital Currency, then Borrower may repay the Loan in Dollars at the Illiquid Market Spot Rate (as defined below). The market in the borrowed Digital Currency is “Illiquid” if the seven-day average daily trading volume across the Liquidity Exchanges (as measured by the 30-day average daily trading volume on the Loan Date) has decreased by at least 90% from the date of the Loan Term Sheet to the Maturity Date or the Recall Delivery Date (as the case may be), or if the borrowed Digital Currency ceases to be listed on any of the Liquidity Exchanges. If the market for the borrowed Digital Currency is Illiquid and Galaxy determines that it is commercially infeasible for the Digital Currency to be returned, then Borrower may repay on the Maturity Date or on the Recall Delivery Date an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time) of the borrowed Digital Currency during the fifteen (15) Business Days including and prior to the date on which the market in the borrowed Digital Currency became Illiquid (the “Illiquid Market Spot Rate”). Notwithstanding the forgoing or anything in this Agreement to the contrary, Borrower may always satisfy its repayment or delivery obligations pertaining to Digital Currency in this Agreement by repaying or delivering the applicable amount of borrowed Digital Currency.

(g) Changes in Applicable Laws.

If because of changes in Applicable Laws (“Government Restrictions”), a party’s ability to transfer or own Digital Currency that has been the subject of a Loan or Loans hereunder, including Digital Currency utilized as Collateral, is eliminated, materially impaired or declared illegal:

(1)	if possible under the Government Restrictions and where a Market Disruption Event is not in effect, including, without limitation, during any notice or grace period, a party shall pay any amounts owed in the relevant Digital Currency;

(2)	if return is not possible under the Government Restrictions, a party shall pay an amount in Dollars equal to the average price on the Liquidity Exchanges (measured at 4:00 p.m. New York time each day) of the relevant Digital Currency during the 30-day period prior to the effective date of the Government Restrictions; and

(3)	it is agreed that, after the payment in full pursuant to sub-section (1) or (2) above, this Agreement shall terminate.

(h) Tax Matters

a)	Withholding

a.	All amounts paid or transferred hereunder shall be paid or transferred free and clear of deduction or withholding for any Taxes. If any such deduction or withholding is required by applicable law, then the amounts paid or transferred hereunder shall be increased as necessary so that after making all required deduction or withholding, Lender shall receive value equal to the value it would have received had no such deduction or withholding been made.

b.	If Borrower is required by applicable law to make any deduction or withholding in respect of amounts paid or transferred hereunder, Borrower does not so deduct or withhold, and a liability resulting from such failure to deduct or withhold is asserted directly against Lender, then Borrower will promptly pay to Lender the amount of such liability (including any interest or penalties).

c.	Before the Loan Effective Date of the first Loan under the Agreement, Borrower will provide to Lender a valid, complete IRS Form W-9 and any other tax form reasonably requested by Lender, and Lender will provide to Borrower a valid, complete IRS Form W-9 or IRS Form W-8ECI and any other tax form reasonably requested by Borrower. Each of Borrower and Lender shall promptly provide updated tax forms upon learning that any form previously provided has become obsolete or incorrect.

b)	For U.S. federal, state and local income tax purposes, each of Lender and Borrower intend that, absent a change in law, any Loan of Digital Currency under this Agreement by the Lender and any transfer of Collateral consisting of Digital Currency under this Agreement by the Borrower shall be treated as a loan and not be treated as an exchange of property for other property differing materially in kind or extent (within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended), and each of Borrower and Lender agrees that it will not take any position inconsistent with such treatment for all such tax purposes.

III.          Borrow Fees and Transaction Fees.

(a) Borrow Fee Calculation

When a Loan is executed, the Borrower will be responsible for payment of the Borrow Fee as agreed to in the relevant Loan Term Sheet, and the Borrow Fee shall be annualized but calculated daily on the basis of a 360-day year for the actual number of days elapsed and is subject to change if agreed to by Borrower and Lender. The Borrow Fee when the Borrowed Asset is Digital Currency shall be payable, unless otherwise agreed by the Borrower and Lender, in the applicable Digital Currency. When the Borrowed Asset is Dollars, the Borrow Fee shall be paid in Dollars.

Lender shall calculate any Borrow Fees owed on a daily basis and shall provide Borrower with the calculation upon request.

(b) Late Fee

For each Business Day after the Maturity Date or the Recall Delivery Date (whichever is applicable) on which Borrower has not returned the Borrowed Asset, Borrower shall incur an additional fee (the “Late Fee”) of 5% (annualized, calculated daily) of the notional amount of the Loan in addition to the Borrow Fee. The Late Fee shall be payable, unless otherwise agreed by the Borrower and Lender, in the applicable Digital Currency or in Dollars if the Loan was in Dollars. No Late Fee will be charged during any Recall Grace Period or Redelivery Grace Period.

(c) Payment of Borrow Fees and Late Fees

An invoice for Borrow Fees and any Late Fees (the “Invoice Amount”) shall be sent out on the first Business Day of the month by Lender and shall include any Borrow Fees incurred from the previous month. Borrower shall have up to five (5) Bank Business Days from receipt of an invoice to submit payment for the Invoice Amount (the “Invoice Due Date”). Fees unpaid by the Invoice Due Date shall also become subject to a Late Fee, commencing the day after the Invoice Due Date.

(d) Application of Payments

Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the Loan to which such payment is to be applied. In the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply the payment in such manner as it may determine to be appropriate in its sole discretion.

(e) Application of Insufficient Payments

If at any time insufficient amounts are received by the Lender to pay fully all amounts of principal, Fees, and other amounts then due and payable hereunder, such Digital Currency and/or Dollars payment received shall be applied (i) first, to pay Fees then due and payable hereunder, (ii) then, to pay principal then due and payable hereunder, and (iii) then, to pay other amounts then due and payable under this Agreement. In no event shall payments by Borrower in one Digital Currency and/or Dollars be applied by Lender to pay off obligations outstanding with respect to a Loan in another Digital Currency and/or Dollars.

(f) Non-Bank Business Days Applicable to Borrow Fees or Late Fees

If the due date of any Borrow Fee or Late Fee payment under this Agreement would otherwise fall on a day that is not a Bank Business Day, such date shall be extended to the next succeeding Bank Business Day and, in the case of any such payment accruing Fees, such Fees shall be payable for the period of such extension.

(g) Computations

Fees shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable. For purposes of calculating Fees, Digital Currencies shall be deemed to have been Transferred by one party to the other when the applicable Confirmation Protocol for the relevant Digital Currency has been completed. If the requirements of the Confirmation Protocol are not met by 5:00 pm New York Time, the Transfer shall be deemed to have been made on the following Business Day. Calculation of Fees shall be based on the date when the relevant Transfer is deemed to have occurred.

IV.          Collateral Requirements

(a) Collateral

Borrower shall provide Collateral as determined and agreed upon by the Borrower and Lender and memorialized using the Loan Term Sheet attached as Exhibit B. The Collateral will be defined as a percentage of the value of the Borrowed Asset, such value determined by a spot rate agreed upon in the Loan Term Sheet.

Borrower hereby pledges to Lender all Collateral conveyed, transferred and delivered to Lender from time to time pursuant to this Agreement, and hereby grants a first priority security interest therein, a Lien thereon, and in the event of a default hereunder a right of set-off against any amounts owed by Lender to Borrower pursuant to this Agreement. Such lien and security interest shall secure the discharge of all obligations and liabilities of the Borrower to Lender under this Agreement, whether now existing or hereafter arising (including any interest and fees that may accrue after the commencement by or against the Borrower of any bankruptcy, insolvency, reorganization or similar proceeding).

Lender shall hold, and be in control of, all Collateral in an account in the name of the Lender which shall be considered, for the purposes of the Agreement as titleholder, lienholder, and entitlement holder of the Collateral until redelivery of the amounts owed under the Loan (along with due interest and any other amounts owed hereunder) by the Borrower. To the extent that any financing statement is filed by Lender to perfect its security interest in posted Collateral pursuant to this Agreement and any Loan hereunder, with any applicable office, secretary of state, district recorder of deeds, personal property security register, or any other appropriate instrumentality, principality, province or government agency, Lender shall use commercially reasonable efforts to promptly provide Borrower a copy of such filing. Further, in any jurisdiction where approval may be required for the filing of any financing statement (or similar instrument), Borrower hereby grants such approval to Lender to make such filing in connection with a Loan hereunder.

(b) Margin Calls

If during the term of a Loan the value of the Borrowed Asset changes relative to the Collateral, such that the Collateral becomes valued at a rate less than the Margin Call Rate for Collateral indicated on the Loan Term Sheet as measured by the spot rate published on Coinbase Pro, or if such Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Margin Call Spot Rate”), then Borrower, upon receipt of a Margin Call Notice (as defined below) and in accordance with this clause (b), shall be required, to transfer additional Collateral (the “Additional Collateral”) so that the total amount of Collateral is valued at a level equal to or greater than the Initial Collateral Level.

If Lender requires Borrower to transfer Additional Collateral, it shall send a notice (the “Margin Call Notice”) to Borrower that sets forth: (i) the Margin Call Spot Rate and (ii) the amount of Additional Collateral required based on the Margin Call Spot Rate. Such notice may be sent primarily via email, with Telegram to be used as a fallback communication method.

Borrower shall have [***] to respond and send Additional Collateral to Lender. Borrower shall not be required to send Additional Collateral pursuant to a Margin Call Notice where (i) the spot rate for Digital Currency Collateral as indicated on Coinbase Pro or Kraken, as applicable, has increased sufficiently such that it is no longer at or below the Margin Call Spot Rate, and (ii) such spot rate remains above the Margin Call Spot Rate for [***]. Failure to provide Additional Collateral, if required, shall give Lender the right, but not the obligation, to declare an Event of Default.

(c) Margin Refund

If during the term of a Loan the value of the Borrowed Asset decreases relative to the Collateral by the Margin Refund Rate indicated on the Loan Term Sheet, as measured by the spot rate published on Coinbase Pro, or if the Borrowed Asset is not listed on Coinbase Pro, then the spot rate published on Kraken (such rate, the “Margin Return Spot Rate”), Borrower shall have the right to require Lender to return a portion of Collateral so that the Collateral is valued at the same percentage indicated in the Loan Term Sheet relative to the value of the Borrowed Asset at the Margin Return Spot Rate (the “Margin Refund Amount”).

If Borrower requires Lender to provide the Margin Refund Amount, it shall send a notice (the “Margin Refund Notice”) that sets forth: (i) the Margin Return Spot Rate and (ii) the Margin Refund Amount required based on the Margin Return Spot Rate. Such notice may be sent electronically, via email, telephone, Telegram, WhatsApp, or any other means of electronic communication agreed upon by the parties.

Lender shall have [***] to respond and send the Margin Refund Amount to Borrower. Lender shall not be required to send a Margin Refund Amount pursuant to a Margin Refund Notice where (i) the spot rate for Digital Currency Collateral as indicated on Coinbase Pro or Kraken, as applicable, has decreased sufficiently such that it is no longer at or above the Margin Return Spot Rate, and (ii) where such spot rate remains below the Margin Return Spot Rate for the remainder of [***]

(d) Default or Failure to Return Loan

In the event that Borrower does not return the Digital Currency or Dollars borrowed pursuant to a Loan upon Termination or due to the occurrence of an Event of Default (as such term is defined pursuant to this Agreement), Lender shall transfer that portion of the Collateral from the relevant collateral account to Lender’s operating account necessary for the payment of any liability or obligation or indebtedness created by this Agreement, including, but not limited to using the Collateral to purchase Digital Currency to replenish Lender’s supply of the relevant Digital Currency or to purchase Dollars to satisfy Borrower’s obligation to Lender under such Loan.

In the event that Lender does not return the Collateral upon Termination or in the case of an Event of Default pursuant to the terms of this Agreement, Borrower shall have the right to deduct from the amount owed by Borrower in respect of the Loan an amount equivalent to the value of the unreturned Collateral, and Borrower shall have no further obligations in respect of the applicable Loan; provided that Lender will continue to be obligated to return Collateral with a value in excess of the amount owed by Borrower.

(e) Return of Collateral

Upon Borrower’s redelivery of the Borrowed Assets and, in the case of Borrowed Assets consisting of Digital Currency, acceptance by Lender of the Borrowed Digital Currency into Lender’s applicable Digital Currency Address as provided herein, with such delivery being confirmed on the relevant Digital Currency blockchain ten (10) times, Lender shall within twenty-four (24) hours return the Collateral to a bank account in the name of Borrower or any Digital Currency posted as Collateral to the Borrower’s applicable Digital Currency Address.

(f) Withholding on Collateral Payments

If Lender is required by law to deduct or withhold any Taxes from amounts paid or transferred to Borrower with respect to the Collateral (including transfers pursuant to Section V), the amounts paid or transferred as reduced by such deduction or withholding shall constitute full payment and settlement of the amounts due.

(g) Rehypothecation

[***].

V.           Hard Fork, Applicable Airdrop

(a) Notification

In the event of a Hard Fork or Applicable Airdrop in the blockchain for any loaned Digital Currency or Collateral, Lender shall provide email notification to Borrower.

(b) No Immediate Termination of Loans

In the event of a Hard Fork or Applicable Airdrop with regards to any loaned Digital Currency or Collateral, any outstanding Loans will not be immediately terminated.

(c) Hard Forks and Applicable Airdrops Payments

Lender will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork or Applicable Airdrop for any loaned Digital Currency in such Digital Currency protocol or an Applicable Airdrop (the “New Tokens”), and Borrower will receive the same benefit and ownership rights for any Hard Fork or Applicable Airdrop in respect of Digital Currency provided as Collateral, so long as:

(i)	such New Tokens are available in Coinbase Pro, Gemini or Fireblocks wallets no later than thirty (30) days following such Hard Fork or Applicable Airdrop event; and

(ii)	where one (1) of the following two (2) conditions is met in respect of the New Tokens distributed in such Hard Fork or Applicable Airdrop:

a.	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 10% of the average market capitalization of the relevant Digital Currency (defined as the total value of the relevant Digital Currency) (calculated as a 30-day average on such date). The source for the relevant Digital Currency market capitalization will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith and mutually agree upon another data source) and the source for the market capitalization of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith and mutually agree upon another data source prior to the 30-day mark of the creation of the New Token); or

b.	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 10% of the average 24-hour trading volume of the relevant Digital Currency (calculated as a 30-day average on such date). The source for the relevant Digital Currency 24-hour trading volume will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith and mutually agree upon another data source) and the source for the 24-hour trading volume of the New Token will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith and mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

If the New Tokens distributed in the Hard Fork or Applicable Airdrop meet the conditions described in clauses (i) and (ii) above for any loaned Digital Currency, Borrower will transfer to Lender within five (5) Business Days from the date the condition is met a number of New Tokens equivalent to the number Lender would have received had the Loan not been made.

If the New Tokens distributed in the Hard Fork or Applicable Airdrop meet the conditions described in clauses (i) and (ii) above for any Collateral, Lender will transfer to Borrower within five (5) Business Days from the date the condition is met to transfer a number of New Tokens equivalent to the number Borrower would have received had the Collateral not been transferred to Lender.

Notwithstanding the foregoing, where Borrower and Lender are aware of New Tokens distributed pursuant to a Hard Fork or Applicable Airdrop but do not meet the conditions described in clause (i) and/or clause (ii) above, then Lender (in the case of Borrowed Assets) or Borrower (in the case of Collateral) may request in writing the delivery of such New Tokens on or to the full extent Lender (in the case of Borrowed Assets) or Borrower (in the case of Collateral) would be entitled to such New Tokens if it had not lent the Borrowed Assets or transferred the Collateral (as the case may be) and had instead retained such Borrowed Assets or Collateral (as the case may be), but only to the extent that the requesting party agrees to pay any and all costs incurred by the other party in delivering such New Tokens (including, if accessing such New Tokens is not commercially feasible, the cost of purchasing such New Tokens in the open market). If Lender or Borrower makes a written request for New Tokens pursuant to the preceding sentence, such New Tokens shall be delivered to Lender or Borrower (as applicable) no later than five (5) Business Days after the date that the written request is made (or, if later, the date on which the requesting party agrees to pay the costs incurred by the other party in delivering such New Tokens).

VI.          Representations and Warranties.

(a) Each party represents on the date hereof and, in the case of Borrower, on the date of each Lending Request made to the Lender hereunder that this Agreement has been duly and validly authorized, executed and delivered on behalf of such party and constitutes the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies) and will not contravene (a) the constitutive documents of such party, (b) any Applicable Law, and (c) any judgment, award, injunction or similar legal restriction.

Execution Copy

(b)             Each party represents that no license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement or for the legality, validity or enforceability thereof against such party.

(c)             Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan or any Digital Currency or funds received hereunder.

(d)             Lender represents and warrants that it has or will have at the time of transfer of any Digital Currency, the right to lend such Digital Currency subject to the terms and conditions hereof, that it owns the Digital Currency, free and clear of all liens and that the Digital Currency has been acquired in accordance with all Applicable Laws.

(e)             Borrower represents and warrants that it has or will have at the time of return of any Digital Currency, the right to transfer such Digital Currency subject to the terms and conditions hereof, and, free and clear of all Liens and encumbrances other than those arising under this Agreement and that the Digital Currency that it will return has been acquired in accordance with all Applicable Laws.

(f)              Lender represents that the entity name in the first paragraph of this Agreement and in the signature block hereof is the full and complete legal entity name of Lender;

(g)             Borrower represents that the entity name in the first paragraph of this Agreement and in the signature block hereof is the full and complete legal entity name of Borrower;

(h)             Borrower represents that the registered address where Borrower is organized or incorporated is correctly indicated in Exhibit A, and Borrower agrees to promptly provide written notice to Lender of any change in such registered address;

(i)              Borrower represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(j)              Lender represents and warrants that it is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

(k)             The Borrower and Lender acknowledge and agree that where Lender holds Collateral pursuant to this Agreement, or where any third party custodian appointed by Lender and Borrower holds Collateral pursuant to this Agreement (i) such party holding Collateral shall be deemed to be a “securities intermediary” within the meaning of Article 8 of the Uniform Commercial Code, as in effect in the State of Delaware (the “DEUCC”), and will be acting in such capacity with respect to any Loan pursuant to this Agreement; (ii) any accounts utilized for purposes of this Loan Agreement, including but not limited to any Digital Currency Address, shall be deemed to be a “securities account” within the meaning of Article 8 of the DEUCC; (iii) all property and assets held in or credited from time to time in any securities account (including without limitation Digital Assets and cash) will be treated as “financial assets” for purposes of Article 8 of the DEUCC; and (iv) Galaxy’s “securities intermediary’s jurisdiction” within the meaning of Article 8 of the DEUCC is Delaware.

VII.         Events of Default.

It is further understood that the following events described below shall constitute Events of Default hereunder:

(a)	the failure of the Borrower to return any Borrow Amount or pay any Borrow Fees when due hereunder;

(b)	the failure of the Lender to return any Collateral to the Borrower when due hereunder;

(c)	a material default in the performance by Borrower or Lender of any of the other agreements, conditions, covenants, provisions or stipulations contained in any of the Loan Documents;

(d)	any failure of the Borrower to provide Additional Collateral or the Lender to provide a Margin Refund Amount, if applicable, pursuant to the terms of this Agreement;

(e)	any failure of the Borrower or Lender to pay the appropriate party with regards to either a Hard Fork or an Applicable Airdrop pursuant to the terms of this Agreement;

(f)	Borrower consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, or reorganizes, reincorporates or reconstitutes into or as another entity and, at the time of such consolidation, amalgamation, merger, transfer, reorganization, reincorporation or reconstitution the resulting, surviving or transferee entity fails to assume all the obligations of Borrower under this Agreement;

(g)	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against the Borrower and shall not be dismissed within thirty (30) days of their initiation;

(h)	any representation or warranty made in any of the Loan Documents proves to be untrue in any material respect as of the date of making or deemed making thereof; or

(i)	The occurrence or existence of a default, event of default or other similar condition or event (however described) in respect of Borrower (or any guarantor of Borrower pursuant to this Agreement), relating to amounts due and owing under any agreement with any affiliate of Lender which is not the result of an administrative error and which has resulted in such agreement being accelerated or terminated shall be deemed to be an Event of Default under this Agreement.

(j)	The occurrence or existence of a default, event of default or other similar condition or event (however described) in respect of Borrower, or any affiliate or subsidiary of Borrower, under any agreements or instruments relating to an obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money with any third party, which has resulted in such agreement or instrument being accelerated or terminated and the amount of indebtedness being accelerated or terminated exceeds the lesser of either (i) 10,000,000 USD or (ii) 3% of Borrower’s Net Asset Value, shall be deemed to be an Event of Default under this Agreement, and shall constitute an Event of Default with respect to all outstanding Loans and other transactions between Lender and Borrower, in this Agreement or any other agreement in place between the parties.

VIII.       Termination Events.

[***].

IX.          Remedies.

Upon the occurrence and during the continuation of any Event of Default or Termination Event with respect to Borrower, the Lender may, at its option, (a) immediately declare all Borrow Amounts and Fees outstanding hereunder due and payable, (b) terminate this Agreement upon notice to Borrower, and (c) exercise all other rights and remedies available to the Lender hereunder, under applicable law or in equity. When calculating a Loan payment relating to a Loan of Digital Currency pursuant to an Event of Default or Termination Event, Lender may utilize a time-weighted average price to calculate such amount, as determined in Lender’s commercially reasonable discretion.

Upon the occurrence and during the continuation of any Event of Default or Termination Event with respect to Lender, the Borrower may, at its option, (a) require Lender to transfer to Borrower all Collateral hereunder immediately , (b) terminate this Agreement upon notice to Lender, and (c) exercise all other rights and remedies available to the Borrower hereunder, under applicable law, or in equity.

X.           Limitation of Liability.

EXCEPT FOR ACTS OR OMISSIONS THAT CONSTITUTE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES, BENEFICIARIES, ASSIGNEES OR SUCCESSORS (BY ASSIGNMENT OR OTHERWISE) BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL DAMAGES, OR ANY PUNITIVE, EXEMPLARY, REMOTE, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUE, LOST PROFITS, COST OF COVER OR OTHER SPECIAL DAMAGES, IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY LOAN DOCUMENTS HERETO.

XI.          Documents to be Delivered.

As soon as practicable after the execution of this Agreement, and within 180 calendar days after the end of each fiscal year, Borrower shall provide a copy of its annual report containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.

Borrower shall also provide a copy of its unaudited consolidated financial statements that include Borrower’s Net Asset Value within sixty (60) calendar days after the end of each calendar quarter. Further, Borrower agrees to provide a balance sheet indicating the total assets and liabilities of

Winklevoss Capital Fund, LLC upon Lender’s request.

XII.        Rights and Remedies Cumulative.

No delay or omission by either party in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the parties stated herein are cumulative and in addition to all other rights provided by law, in equity.

XIII.       Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Borrowed Asset hereunder, the Borrower shall pay to the Lender upon demand all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs incurred by the Lender in connection with the enforcement of its rights hereunder.

XIV.       Passwords and Security.

[***].

XV.        Governing Law; Dispute Resolution.

This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York applicable to contracts made and to be performed wholly within such State, without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

XVI.       Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express mail, certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith) to the applicable address set forth in Exhibit A.

XVII.      Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both parties hereto.

XVIII.     Entire Agreement.

This Agreement and each exhibit referenced herein constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements.

XIX.       Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the prior written consent of Lender.

XX.        Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XXI.       Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.

XXII.      Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXIII.    Term and Termination.

The Term of this Agreement shall commence on the date hereof for a period of one year, and shall automatically renew for successive one-year terms annually. Either party may provide notice of a desire to terminate the Agreement not less than ten (10) Business Days prior to the end of such one-year period, or at any time otherwise upon thirty (30) Business Days’ prior written notice by either party to the other. In the event of a termination of this Agreement as set forth in this provision, (i) all outstanding Open Deal Loan(s) shall be deemed terminated and any loaned Borrowed Asset shall be redelivered immediately and any fees owed shall be payable immediately, and (ii) all outstanding Term Deal Loans shall continue until the relevant Maturity Date for such Loan(s).

For the avoidance of doubt, in the event of a termination of this Agreement due to an Event of Default or Termination Event, all Open Deal and Term Deal Loans shall be deemed terminated, all Borrowed Assets and Collateral shall be redelivered/repaid immediately, and any fees owed shall be payable immediately.

XXIV.    Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement and any Loan is the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXV.     Confidentiality

All information provided by a party to the Agreement and/or its representatives (the “Relevant Party”), whether written or oral (“Confidential Information”), shall at all times be treated as confidential and proprietary to the Relevant Party. For this purpose, Confidential Information does not include information which (i) was or becomes generally available to the public other than as a result of disclosure by the other party to the Agreement (the “Other Party”), (ii) was or becomes available to the Other Party on a non-confidential basis from a source other than the Relevant Party, provided that such source is not, to the knowledge of the Other Party, itself bound by a confidentiality agreement with the Relevant Party, or (iii) was in the Other Party’s possession without any obligation of confidentiality prior to its disclosure by the Relevant Party. The Other Party shall keep, all Confidential Information confidential and shall not disclose any Confidential Information to any person, other than to Other Party’s representatives who need to know such Confidential Information for the purpose of Other Party fulfilling its obligations under this Agreement who have a contractual obligation to keep such Confidential Information confidential in accordance with the terms of this Agreement. Other Party and its representatives shall not use any Confidential Information for any purpose other than for the purpose of fulfilling its obligations under this Agreement. Notwithstanding any provision herein to the contrary, the Other Party may disclose Confidential Information to the extent expressly compelled by applicable law or order issued by any administrative, governmental, regulatory, or judicial authority with competent jurisdiction. Upon the termination or expiration of this Agreement, or upon a Relevant Party’s request, the Other Party will return or destroy such Confidential Information without maintaining a copy of such Confidential Information, except that the parties (i) may retain copies of Confidential Information in accordance with bona fide internal document retention policies and procedures or other bona fide policies and procedures implemented to comply with legal and regulatory requirements; and (ii) shall not be obligated to delete or erase any Confidential Information contained in an archival computer system backup that cannot be accessed by end users or expunged without considerable effort. Any Confidential Information that is not returned or destroyed shall remain confidential in accordance with the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER:

GALAXY DIGITAL LLC

By:	/s/ Jason Urban
Name:	Jason Urban
Title:	Head of Galaxy Digital Trading

BORROWER

GEMINI SPACE STATION, LLC

By:	/s/ Cameron Winklevoss
Name:	Cameron Winklevoss
Title:	Manager

EXHIBIT A

NOTICE INFORMATION

The following notice information is applicable to the Agreement entered into between Borrower and Lender:

[***]

EXHIBIT B

LOAN TERM SHEET

This Loan Term Sheet dated [DATE], incorporates all of the terms of the Master Digital Currency Loan Agreement (“Agreement”) entered into by GEMINI SPACE STATION, LLC (“Borrower”) and GALAXY DIGITAL LLC (“Galaxy”) on [DATE], as amended from time to time, and the following specific Loan terms:

Borrower:	[ ]
Lender:	GALAXY DIGITAL LLC

Borrowed Asset:	[ ]
Borrow Amount:	[ ]
Borrow Fee:	[ ]
Loan Type:	[ ]
Loan Term:	[ ]
Initial Collateral Level:	[ ]
Type Collateral:	[ ]
Margin Call Rate:	[ ]
Margin Refund Rate:	[ ]

Notwithstanding anything to the contrary contained within the Agreement, Borrower and Lender hereby acknowledge and agree that, solely for the purposes of this Loan, the following terms and conditions shall apply:

(i)	Borrower may request that the existing Collateral securing any Loan (the “Existing Collateral”) be replaced with substitute Collateral (the “Substituted Collateral”) by providing notice (the “Collateral Substitution Notice”) to Lender, provided that:

a)	Upon receipt of a Collateral Substitution Notice, Lender shall have the right, but not the obligation, to terminate the Loan(s) identified in the Collateral Substitution Notice; for the avoidance of doubt, such right of termination shall not apply to any Loan(s) between the parties where collateral substitution has not been requested;

b)	Where Lender exercises its right to terminate a Loan pursuant to this provision prior to the relevant Maturity Date, there shall be no penalty applied due to the early termination of such Loan;

c)	Following receipt of a Collateral Substitution Notice, Lender shall transfer the Existing Collateral to Borrower no later than the later of (x) five (5) Business Days after the date that such notice is given or (y) one (1) Business Day following the date that Borrower has transferred the corresponding Substituted Collateral to Lender, it being understood and agreed that the obligations in this paragraph (c) shall apply whether or not the Lender elects to terminate the Loan; and

d)	Substituted Collateral shall (x) consist only of Digital Currency (or such other property as Borrower and Lender agree in writing is acceptable as Collateral) and (y) have a value such that the aggregate value of such Substituted Collateral, together with all other Collateral for the Loan, shall equal or exceed the agreed upon percentage of the value of the Borrowed Asset, as set forth in Section IV(a).

GEMINI SPACE STATION, LLC	GALAXY DIGITAL LLC

By:	By:
Name:	Name:
Title:	Title: